EXHIBIT 99.1

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES

Index to Condensed Consolidated Financial Statements

For the Year Ended December 31, 2013

Report of Independent Registered Public Accounting Firm

Board of Directors

Gaming and Leisure Properties, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Gaming and Leisure Properties, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the index at Item 8. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal Control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaming and Leisure Properties, Inc. and Subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

March 25, 2014

Except for Note 16, as to which the date is June 11, 2014.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2013	2012
Assets
Real Estate Investments, net	$2,010,303	$—
Property and equipment, used in operations, net	139,121	118,954
Cash and cash equivalents	285,221	14,562
Prepaid expenses	5,983	1,141
Deferred income taxes	2,228	2,859
Other current assets	17,367	1,009
Receivable from Penn National Gaming, Inc.	—	43,318
Goodwill	75,521	75,521
Other intangible assets	9,577	9,577
Debt issuance costs, net of accumulated amortization of $1,270 at December 31, 2013	46,877	—
Other assets	17,041	134
Total assets	$2,609,239	$267,075
Liabilities
Accounts payable	$21,397	$251
Accrued expenses	13,783	5,787
Accrued interest	18,055	—
Accrued salaries and wages	10,337	3,507
Gaming, property, and other taxes	18,789	1,136
Income taxes	17,256	11,538
Other current liabilities	12,911	109
Long-term debt	2,350,000	—
Deferred income taxes	4,282	8,417
Total liabilities	2,466,810	30,745
Commitments and Contingencies (Note 7)
Shareholders’ equity
Common stock ($.01 par value, 550,000,000 shares authorized, 88,659,448 shares issued at December 31, 2013)	887	—
Additional paid-in capital	3,651	71,356
Retained earnings	137,891	164,974
Total shareholders’ equity	142,429	236,330
Total liabilities and shareholders’ equity	$2,609,239	$267,075

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share data)

Year ended December 31,	2013	2012	2011
Revenues
Rental	$68,955	$—	$—
Real estate taxes paid by tenants	7,602	—	—
Total rental revenue	76,557	—	—
Gaming	159,352	202,581	223,302
Food, beverage and other	12,357	15,635	16,396
Total revenues	248,266	218,216	239,698
Less promotional allowances	(6,137)	(7,573)	(7,814)
Net revenues	242,129	210,643	231,884
Operating expenses
Gaming	89,367	113,111	124,971
Food, beverage and other	10,775	13,114	13,664
Real estate taxes	9,220	1,592	1,362
General and administrative	43,262	25,068	24,806
Depreciation	28,923	14,090	14,568
Total operating expenses	181,547	166,975	179,371
Income from operations	60,582	43,668	52,513
Other income (expenses)
Interest expense	(19,254)	—	—
Interest income	1	2	4
Management fee	(4,203)	(6,320)	(6,958)
Total other expenses	(23,456)	(6,318)	(6,954)
Income from operations before income taxes	37,126	37,350	45,559
Income tax provision	17,296	14,431	18,875
Net income	$19,830	$22,919	$26,684
Earnings per common share:
Basic earnings per common share	$0.18	$0.21	$0.24
Diluted earnings per common share	$0.17	$0.20	$0.23

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(in thousands, except share data)

	Common Stock		Additional Paid-In	Retained	Total Shareholders’
	Shares	Amount	Capital	Earnings	Equity
Balance, December 31, 2010	—	$—	$100,017	$115,371	$215,388
Cash contribution to parent	—	—	(22,161)	—	(22,161)
Net income	—	—	—	26,684	26,684
Balance, December 31, 2011	—	—	77,856	142,055	219,911
Cash contribution to parent	—	—	(6,500)	—	(6,500)
Net income	—	—	—	22,919	22,919
Balance, December 31, 2012	—	—	71,356	164,974	236,330
Contributions to Penn National Gaming, Inc., prior to spin-off	—	—	(3,387)	(46,913)	(50,300)
Real estate assets and liabilities contributed to GLPI from Penn National Gaming, Inc. (See Note 1)	88,601,637	886	2,022,687	—	2,023,573
Cash distribution to Penn National Gaming, Inc. in connection with Spin-Off	—	—	(2,090,000)	—	(2,090,000)
Stock option activity	57,811	1	2,621	—	2,622
Restricted stock activity	—	—	374	—	374
Net income	—	—	—	19,830	19,830
Balance, December 31, 2013	88,659,448	$887	$3,651	$137,891	$142,429

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

Year ended December 31,	2013	2012	2011
Operating activities
Net income	$19,830	$22,919	$26,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,923	14,090	14,568
Amortization of debt issuance costs	1,270	—	—
Gain on sale of fixed assets	(39)	(142)	(75)
Deferred income taxes	(5,646)	(88)	(6,514)
Charge for stock-based compensation	1,566	—	—
(Increase) decrease,
Prepaid expenses and other current assets	(885)	1,513	(1,248)
Other assets	(662)	—	(2)
Increase (decrease),
Accounts payable	2,638	(260)	(288)
Accrued expenses	7,996	(456)	(180)
Accrued interest	17,216	—	(4)
Accrued salaries and wages	2,131	(394)	313
Gaming, property and other taxes	(7)	(250)	146
Income taxes	5,718	(10,162)	23,396
Other current and noncurrent liabilities	583	(26)	44
Net cash provided by operating activities	80,632	26,744	56,840
Investing activities
Capital project expenditures, net of reimbursements	(12,198)	(1,930)	(5,131)
Capital maintenance expenditures	(4,230)	(3,260)	(3,157)
Proceeds from sale of property and equipment	153	380	117
Net cash used in investing activities	(16,275)	(4,810)	(8,171)
Financing activities
Net advances to Penn National Gaming, Inc.	(3,595)	(18,018)	(27,375)
Cash contributions to Penn National Gaming, Inc.	(3,387)	(6,500)	(22,161)
Cash distribution to Penn National Gaming, Inc. in connection with Spin-Off	(2,090,000)	—	—
Principal payments on debt obligation to Penn National Gaming, Inc.	—	—	(900)
Proceeds from exercise of options	1,431	—	—
Proceeds from issuance of long-term debt, net of issuance costs	2,301,853	—	—
Net cash provided by (used in) financing activities	206,302	(24,518)	(50,436)
Net increase (decrease) in cash and cash equivalents	270,659	(2,584)	(1,767)
Cash and cash equivalents at beginning of year	14,562	17,146	18,913
Cash and cash equivalents at end of year	$285,221	$14,562	$17,146

See accompanying notes to the consolidated financial statements.

Gaming and Leisure Properties, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Business and Basis of Presentation

On November 15, 2012, Penn National Gaming, Inc. (“Penn”) announced that it intended to pursue a plan to separate the majority of its operating assets and real property assets into two publicly traded companies including an operating entity, and, through a tax-free spin-off of its real estate assets to holders of its common and preferred stock, a newly formed publicly traded real estate investment trust (“REIT”), Gaming and Leisure Properties, Inc. (“GLPI”) (the “Spin-Off”).

GLPI and subsidiaries (the “Company”) was incorporated on February 13, 2013, as a wholly-owned subsidiary of Penn. In connection with the Spin-Off, which was completed on November 1, 2013, Penn contributed to GLPI through a series of internal corporate restructurings substantially all of the assets and liabilities associated with Penn’s real property interests and real estate development business, as well as the assets and liabilities of Hollywood Casino Baton Rouge and Hollywood Casino Perryville, which are referred to as the “TRS Properties,” in a tax-free distribution. The Company intends to elect on its United States (“U.S.”) federal income tax return for its taxable year beginning on January 1, 2014 to be treated as a REIT and the Company, together with an indirectly wholly-owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a “taxable REIT subsidiary” (a “TRS”) effective on the first day of the first taxable year of GLPI as a REIT. As a result of the Spin-Off, GLPI owns substantially all of Penn’s former real property assets and leases back most of those assets to Penn for use by its subsidiaries, under a master lease, a “triple-net” operating lease with an initial term of 15 years with no purchase option, followed by four 5 year renewal options (exercisable by Penn) on the same terms and conditions (the “Master Lease”), and GLPI also owns and operates the TRS Properties through its TRS.

Prior to the Spin-Off, GLPI and Penn entered into a Separation and Distribution Agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of Penn and GLPI. Penn and GLPI or their respective subsidiaries, as applicable, also entered into a number of other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between GLPI and Penn.

GLPI’s primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in “triple net” lease arrangements. As of December 31, 2013, GLPI’s portfolio consisted of 21 gaming and related facilities, including the TRS Properties and the real property associated with 19 gaming and related facilities (including two properties under development in Dayton, Ohio and Mahoning Valley, Ohio) that are geographically diversified across 13 states. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators under prudent terms, which may or may not include Penn.

In connection with the Spin-Off, Penn allocated its accumulated earnings and profits (as determined for U.S. federal income tax purposes) for periods prior to the consummation of the Spin-Off between Penn and GLPI. In connection with its election to be taxed as a REIT for U.S. federal income tax purposes, GLPI declared a dividend to its shareholders to distribute any accumulated earnings and profits relating to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off, to comply with certain REIT qualification requirements (the “Purging Distribution”). The Purging Distribution, which was paid on February 18, 2014, totaled $1.05 billion and was comprised of cash and GLPI common stock. See Note 15 for further details.

The assets and liabilities of GLPI were recorded at their respective historical carrying values at the time of the Spin-Off in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 505-60, “Spinoffs and Reverse Spinoffs.” The assets and liabilities contributed to GLPI from Penn were as follows (in thousands):

Prepaid expenses	$2,766
Current deferred income tax assets	4,358
Property and equipment, net	2,024,572
Other assets	16,245
Accrued expenses	(5,656)
Other current liabilities	(12,219)
Deferred income tax liabilities	(6,493)
Net contribution	$2,023,573

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses for the reporting periods. Actual results could differ from those estimates.

2. Principles of Consolidation

The consolidated financial statements include the accounts of GLPI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

3. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all cash balances and highly-liquid investments with original maturities of three months or less to be cash and cash equivalents.

Concentration of Credit Risk

Concentrations of credit risks arise when a number of operators, tenants, or obligors related to the Company’s investments are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to the Company, to be similarly affected by changes in economic conditions. As of December 31, 2013, substantially all of the Company’s real estate properties were leased to Penn, and all of the Company’s rental revenues were derived from a master lease defined below. Penn is a publicly traded company that is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and is required to file periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission. Penn’s net revenues were $2.9 billion for the years ended December 31, 2013 and 2012. Other than the Company’s tenant concentration, management believes the Company’s portfolio was reasonably diversified by geographical location and did not contain any other significant concentration of credit risks. As of December 31, 2013, the Company’s portfolio of 19 leased properties was diversified by location across 11 states.

Financial instruments that subject the Company to credit risk consist of cash and cash equivalents and accounts receivable.

The Company’s policy is to limit the amount of credit exposure to any one financial institution, and place investments with financial institutions evaluated as being creditworthy, or in short-term money market and tax- free bond funds which are exposed to minimal interest rate and credit risk. At times, the Company has bank deposits and overnight repurchase agreements that exceed federally-insured limits.

Accounts are written off when management determines that an account is uncollectible. Recoveries of accounts previously written off are recorded when received. An allowance for doubtful accounts is determined to reduce the Company’s receivables to their carrying value, which approximates fair value. The allowance is estimated based on historical collection experience, specific review of individual customer accounts, and current economic and business conditions.

Prepaid Expenses and Other Assets

Prepaid expenses consist of expenditures for goods (other than inventories) or services before the goods are used or the services are received. These amounts are deferred and charged to operations as the benefits are realized and primarily consist of prepayments for insurance and other contracts that will be expensed during the subsequent year. It also consists of admission fees and property taxes that were paid in advance. Other current assets are items expected to be realized within twelve months of the balance sheet date. Other current assets primarily include accounts receivable and food and beverage inventory. Other assets are all items that are long-term in nature and primarily include deferred compensation assets (see Note 7 for further details) and a deposit for certain real estate for Hollywood Casino Baton Rouge that should close in 2014.

Fair Value of Financial Instruments

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

Cash and Cash Equivalents

The fair value of the Company’s cash and cash equivalents approximates the carrying value of the Company’s cash and cash equivalents, due to the short maturity of the cash equivalents. The Company maintained a higher level of cash on hand at December 31, 2013 in order to fund the cash portion of its Purging Distribution. See Note 15 for additional details.

Long-term Debt

The fair value of the senior notes and senior unsecured credit facility is estimated based on quoted prices in active markets and as such is a Level 1 measurement as defined under ASC 820 “Fair Value Measurements and Disclosures.”

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	2013		2012
December 31,	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$285,221	$285,221	$14,562	$14,562
Financial liabilities:
Long-term debt
Senior unsecured credit facility	300,000	294,750	—	—
Senior notes	2,050,000	2,058,750	—	—

Real Estate Investments

The Company records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by the Company include costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. The Company considers the period of future benefit of the asset to determine the appropriate useful lives. Depreciation is computed using a straight-line method over the estimated useful lives of the buildings and building improvements which are generally between 8 years to 41 years.

The Company continually monitors events and circumstances that could indicate that the carrying amount of the Company’s real estate investments may not be recoverable or realized. When indicators of potential impairment suggest that the carrying value of real estate investments may not be recoverable, the Company assesses the recoverability by estimating whether it will recover the carrying value of its real estate investments through its undiscounted future cash flows and the eventual disposition of the investment. In assessing the recoverability of the carrying value, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss. The Company groups its Real Estate Investments by tenant in evaluating impairment. If the Company determines the carrying amount is not recoverable, it would recognize an impairment charge equivalent to the amount required to adjust the carrying amount to its estimated fair value, calculated in accordance with current GAAP fair value provisions.

Property and Equipment used in operations

Property and equipment are stated at cost, less accumulated depreciation and represent assets used by the Company’s TRS operations and certain corporate assets. Maintenance and repairs that neither add materially to the value of the asset nor appreciably prolong its useful life are charged to expense as incurred. Gains or losses on the disposal of property and equipment are included in the determination of income.

Depreciation of property and equipment is recorded using the straight- line method over the following estimated useful lives:

Land improvements	5 to 15 years
Building and improvements	5 to 40 years
Furniture, fixtures, and equipment	3 to 31 years

Leasehold improvements are depreciated over the shorter of the estimated useful life of the improvement or the related lease term.

The estimated useful lives are determined based on the nature of the assets as well as the Company’s current operating strategy.

The Company reviews the carrying value of its property and equipment for possible impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on undiscounted estimated future cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include current operating results, market and other applicable trends and residual values, as well as the effect of obsolescense demand, competition and other factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the individual property level. In assessing the recoverability of the carrying value of property and equipment, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets.

Goodwill and Other Intangible Assets

At December 31, 2013, the Company had $75.5 million in goodwill and $9.6 million in other intangible assets within its consolidated balance sheet, resulting from the contribution of Hollywood Casino Baton Rouge and Hollywood Casino Perryville from Penn in connection with the Spin-Off.

Goodwill is tested annually, or more frequently if indicators of impairment exist, for impairment by comparing the fair value of the Hollywood Casino Baton Rouge reporting unit to its carrying amount. If the carrying amount exceeds its fair value in step 1 of the impairment test, then step 2 of the impairment test is performed to determine the implied value of goodwill. If the implied value of goodwill is less than the goodwill allocated, an impairment loss is recognized.

In accordance with ASC 350, “Intangibles—Goodwill and Other,” the Company considers its Hollywood Casino Perryville gaming license as an indefinite-life intangible asset that does not require amortization based on the Company’s future expectations to operate this casino indefinitely as well as the gaming industry’s historical experience in renewing these intangible assets at minimal cost with various state gaming commissions. Rather, the Company’s gaming license is tested annually, or more frequently if indicators of impairment exist, for impairment by comparing the fair value of the recorded asset to its carrying amount. If the carrying amount of the indefinite-life intangible asset exceeds its fair value, an impairment loss is recognized.

The evaluation of goodwill and indefinite-life intangible assets requires the use of estimates about future operating results to determine the estimated fair value of the reporting unit and the indefinite-lived intangible assets. The Company must make various assumptions and estimates in performing its impairment testing. The implied fair value includes estimates of future cash flows that are based on reasonable and supportable assumptions which represent the Company’s best estimates of the cash flows expected to result from the use of the assets including their eventual disposition. Changes in estimates, increases in the Company’s cost of capital, reductions in transaction multiples, changes in operating and capital expenditure assumptions or application of alternative assumptions and definitions could produce significantly different results. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If the Company’s ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future accounting periods. The Company’s estimates of cash flows are based on the current regulatory and economic climates, as well as recent operating information and budgets. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events.

Forecasted cash flows (based on the Company’s annual operating plan as determined in the fourth quarter) can be significantly impacted by the local economy in which the Company’s reporting unit operates. For example, increases in unemployment rates can result in decreased customer visitations and/or lower customer spend per visit. In addition, new legislation which approves gaming in nearby jurisdictions or further expands gaming in jurisdictions has the impact of increasing competition for the property which generally will have a negative effect on its profitability once competitors become established as a certain level of cannibalization occurs absent an overall increase in customer visitations. Lastly, increases in gaming taxes approved by state regulatory bodies can negatively impact forecasted cash flows.

Assumptions and estimates about future cash flow levels and multiples are complex and subjective. They are sensitive to changes in underlying assumptions and can be affected by a variety of factors, including external factors, such as industry, geopolitical and economic trends, and internal factors, such as changes in our business strategy, which may reallocate capital and resources to different or new opportunities which management believes will enhance the Company’s overall value but may be to the detriment of its reporting unit.

Debt Issuance Costs

Debt issuance costs that are incurred by the Company in connection with the issuance of debt are deferred and amortized to interest expense using the effective interest method over the contractual term of the underlying indebtedness.

Comprehensive Income

Comprehensive income includes net income and all other non-owner changes in shareholders’ equity during a period, including but not limited to, unrealized gains and losses on equity securities classified as available-for-sale and unrealized fair value adjustments on certain derivative instruments. Since the Company did not have any non-owner changes in shareholders’ equity for the years ended December 31, 2013, 2012 and 2011, comprehensive income for the years ended December 31, 2013, 2012 and 2011 was equivalent to net income for those time periods.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and are measured at the prevailing enacted tax rates that will be in effect when these differences are settled or realized. ASC 740 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The realizability of the deferred tax assets is evaluated by assessing the valuation allowance and by adjusting the amount of the allowance, if any, as necessary. The factors used to assess the likelihood of realization are the forecast of future taxable income.

ASC 740 also creates a single model to address uncertainty in tax positions, and clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in an enterprise’s financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not have any uncertain tax positions for 2013, 2012 and 2011.

The Company is required under ASC 740 to disclose its accounting policy for classifying interest and penalties, the amount of interest and penalties charged to expense each period, as well as the cumulative amounts recorded in the combined balance sheets. If and when they occur, the Company will classify any income tax-related penalties and interest accrued related to unrecognized tax benefits in taxes on income within the consolidated statements of income. During the years ended December 31, 2013, 2012 and 2011, the Company did not recognized any interest and penalties, net of deferred taxes.

The Company intends to elect on its U.S. federal income tax return for its taxable year beginning on January 1, 2014 to be treated as a REIT and the Company, together with an indirectly wholly-owned subsidiary of the Company, GLP Holdings, Inc., intend to jointly elect to treat each of GLP Holdings, Inc., Louisiana Casino Cruises, Inc. and Penn Cecil Maryland, Inc. as a “taxable REIT subsidiary” effective on the first day of the first taxable year of GLPI as a REIT. The Company intends to continue to be organized and to operate in a manner that will permit the Company to qualify as a REIT. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to shareholders. As a REIT, the Company generally will not be subject to federal income tax on income that it distributes as dividends to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate income tax rates, and dividends paid to its shareholders would not be deductible by the Company in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect the Company’s net income and net cash available for distribution to shareholders. Unless the Company was entitled to relief under certain Internal Revenue Code provisions, the Company also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which it failed to qualify to be taxed as a REIT.

The TRS Properties are able to engage in activities resulting in income that would be not qualifying income for a REIT. As a result, certain activities of the Company which occur within its TRS Properties are subject to federal and state income taxes.

Revenue Recognition and Promotional Allowances

The Company recognizes rental revenue from tenants, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectability is reasonably assured. Contingent rental income is recognized once the lessee achieves the specified target. Recognition of rental income commences when control of the facility has been given to the tenant.

As of December 31, 2013, all but two of the Company’s properties were leased to a subsidiary of Penn under the Master Lease. The obligations under the Master Lease are guaranteed by Penn and by all Penn subsidiaries that occupy and operate the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Penn or its subsidiaries with regard to any facility will cause a default with regard to the entire portfolio.

The rent structure under the Master Lease with Penn includes a fixed component, a portion of which is subject to an annual 2% escalator if certain rent coverage ratio thresholds are met, and a component that is based on the performance of the facilities, which is adjusted, subject to certain floors (i) every 5 years by an amount equal to 4% of the average change to net revenues of all facilities under the Master Lease (other than Hollywood Casino Columbus and Hollywood Casino Toledo) during the preceding five years, and (ii) monthly by an amount equal to 20% of the change in net revenues of Hollywood Casino Columbus and Hollywood Casino Toledo during the preceding month. In addition to rent, all properties under the Master Lease with Penn are required to pay the following: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

As of December 31, 2013, the future minimum rental income from the Company’s properties under non-cancelable operating leases was as follows (in thousands):

Year ending December 31,
2014	$375,602
2015	375,602
2016	375,602
2017	376,101
2018	368,311
Thereafter	3,240,760
Total	$5,111,978

For the year ended December 31, 2013, GLPI recognized $6.7 million in contingent rental income from Hollywood Casino Columbus and Hollywood Casino Toledo related to clause (ii) in the paragraph above.

Additionally, in accordance with ASC 605, “Revenue Recognition,” the Company records revenue for the real estate taxes paid by its tenants on the leased properties under the Master Lease with an offsetting expense in real estate taxes within the consolidated statement of income as the Company has concluded it is the primary obligor under the Master Lease.

Gaming revenue mainly consists of video lottery gaming revenue as well as to a lesser extent table game and poker revenue. Video lottery gaming revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs, for “ticket-in, ticket-out” coupons in the customers’ possession, and for accruals related to the anticipated payout of progressive jackpots. Progressive slot machines, which contain base jackpots that increase at a progressive rate based on the number of coins played, are charged to revenue as the amount of the jackpots increases. Table game gaming revenue is the aggregate of table drop adjusted for the change in aggregate table chip inventory. Table drop is the total dollar amount of the currency, coins, chips, tokens, outstanding counter checks (markers), front money that are removed from the live gaming tables. Additionally, food and beverage revenue is recognized as services are performed.

The following table discloses the components of gaming revenue within the consolidated statements of income for the years ended December 31, 2013, 2012 and 2011:

Year ended December 31,	2013	2012	2011
	(in thousands)
Video lottery, net of cash incentives	$138,803	$189,808	$210,349
Table game	18,096	11,891	12,333
Poker	2,453	882	620
Total gaming revenue	$159,352	$202,581	$223,302

Gaming revenue is recognized net of certain sales incentives in accordance with ASC 605-50, “Revenue Recognition—Customer Payments and Incentives.” The Company records certain sales incentives and points earned in point-loyalty programs as a reduction of revenue.

The retail value of food and beverage and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. The amounts included in promotional allowances for the years ended December 31, 2013, 2012 and 2011 are as follows:

Year ended December 31,	2013	2012	2011
	(in thousands)
Food and beverage	$5,970	$6,806	$6,971
Other	167	767	843
Total promotional allowances	$6,137	$7,573	$7,814

The estimated cost of providing such complimentary services, which is primarily included in food, beverage, and other expense, for the years ended December 31, 2013, 2012 and 2011 are as follows:

Year ended December 31,	2013	2012	2011
	(in thousands)
Food and beverage	$2,907	$3,319	$3,198
Other	86	384	409
Total cost of complimentary services	$2,993	$3,703	$3,607

Gaming and Admission Taxes

For the TRS Properties, the Company is subject to gaming and admission taxes based on gross gaming revenues in the jurisdictions in which it operates. The Company primarily recognizes gaming tax expense based on the statutorily required percentage of revenue that is required to be paid to state and local jurisdictions in the states where or in which wagering occurs. At Hollywood Casino Baton Rouge, the gaming admission tax is based on graduated tax rates. The Company records gaming and admission taxes at the Company’s estimated effective gaming tax rate for the year, considering estimated taxable gaming revenue and the applicable rates. Such estimates are adjusted each interim period. If gaming tax rate changes during the year, such changes are applied prospectively in the determination of gaming tax expense in future interim periods. For the years ended December 31, 2013, 2012 and 2011, these expenses, which are recorded within gaming expense in the combined statements of income, totaled $71.6 million, $94.9 million and $105.4 million, respectively.

Earnings Per Share

The Company calculates earnings per share (“EPS”) in accordance with ASC 260, “Earnings Per Share.” Basic EPS is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding during the period, excluding net income attributable to participating securities (outstanding restricted stock awards). Diluted EPS reflects the additional dilution for all potentially-dilutive securities such as stock options and unvested restricted shares. Basic and diluted EPS for the years ended December 31, 2012 and 2011 were retroactively restated for the number of GLPI basic and diluted shares outstanding immediately following the Spin-Off. The Company’s share counts were also retroactively restated to include the shares issued as part of the Purge Distribution.

The following table reconciles the weighted-average common shares outstanding used in the calculation of basic EPS to the weighted-average common shares outstanding used in the calculation of diluted EPS for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	2013	2012	2011
Determination of shares:
Weighted-average common shares outstanding	110,617	110,582	110,582
Assumed conversion of dilutive employee stock-based awards	4,924	4,703	4,703
Assumed conversion of restricted stock	324	318	318
Diluted weighted-average common shares outstanding	115,865	115,603	115,603

The following table presents the calculation of basic and diluted EPS for the Company’s common stock for the years ended December 31, 2013, 2012 and 2011:

Year ended December 31,	2013	2012	2011
	(in thousands, expect per share data)
Calculation of basic EPS:
Net income	$19,830	$22,919	$26,684
Less: Net income allocated to participating securities	(75)	(86)	(101)
Net income attributable to common shareholders	$19,755	$22,833	$26,583
Weighted-average common shares outstanding	110,617	110,582	110,582
Basic EPS	$0.18	$0.21	$0.24
Calculation of diluted EPS:
Net income	$19,830	$22,919	$26,684
Diluted weighted-average common shares outstanding	115,865	115,603	115,603
Diluted EPS	$0.17	$0.20	$0.23

There were no outstanding options to purchase shares of common stock during the years ended December 31, 2013, 2012 and 2011 that were not included in the computation of diluted EPS because they were antidilutive.

Stock-Based Compensation

In connection with the Spin-Off, each outstanding option and cash settled stock appreciation right (“SAR”) with respect to Penn common stock outstanding on the distribution date was converted into two awards, an adjusted Penn option and a GLPI option, or, in the case of the SARs, an adjusted Penn SAR and a GLPI SAR. The adjustment preserved the aggregate intrinsic value of the options and SARs. Additionally, in connection with the Spin-Off, holders of outstanding restricted stock and phantom stock units (“PSUs”) with respect to Penn common stock became entitled to an additional share of restricted stock or PSU with respect to GLPI common stock for each share of Penn restricted stock or PSU held.

The adjusted options and SARs, as well as the restricted stock and PSUs, otherwise remain subject to their original terms, except that for purposes of the adjusted Penn awards (including in determining exercisability and the post-termination exercise period), continued service with GLPI following the distribution date shall be deemed continued service with Penn; and for purposes of the GLPI awards (including in determining exercisability and the post- termination exercise period), continued service with Penn following the distribution date shall be deemed continued service with GLPI.

The Company accounts for stock compensation under ASC 718, “Compensation- Stock Compensation,” which requires the Company to expense the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This expense is recognized ratably over the requisite service period following the date of grant. The fair value for stock options is estimated at the date of grant using the Black-Scholes option- pricing model. There were no stock option grants awarded in 2013.

Additionally, the cash-settled PSUs entitle employees to receive cash based on the fair value of the Company’s common stock on the vesting date. These PSUs are accounted for as liability awards and are re-measured at fair value each reporting period until they become vested with compensation expense being recognized over the requisite service period in accordance with ASC 718-30, “Compensation-Stock Compensation, Awards Classified as Liabilities.”

In addition, the Company’s SARs are accounted for as liability awards since they will be settled in cash. The fair value of these awards is calculated during each reporting period and estimated using the Black-Scholes option pricing model.

See Note 10 for further information related to the treatment of the unrecognized compensation expense at the time of the Spin-Off related to awards held by GLPI employees.

Segment Information

Consistent with how the Company’s Chief Operating Decision Maker reviews and assesses the Company’s financial performance, the Company has two reportable segments, GLP Capital, L.P. (a wholly-owned subsidiary of GLPI through which GLPI owns substantially all of its assets) (“GLP Capital”) and the TRS Properties. The GLP Capital reportable segment consists of the leased real property and represents the majority of the Company’s business. The TRS Properties reportable segment consists of Hollywood Casino Perryville and Hollywood Casino Baton Rouge. See Note 11 for further information with respect to the Company’s segments.

Statements of Cash Flows

The Company has presented the consolidated statements of cash flows using the indirect method, which involves the reconciliation of net income to net cash flow from operating activities.

Certain Risks and Uncertainties

The Company is dependent on Penn (including its subsidiaries), who is the lessee of substantially all of the Company’s properties pursuant to the Master Lease and accounts for a significant portion of its revenues. The inability or unwillingness of Penn to meet its subsidiary’s rent obligations and other obligations under the Master Lease could materially adversely affect the Company’s business, financial position or results of operations, including the Company’s ability to pay dividends to its shareholders as required to maintain its status as a REIT. For these reasons, if Penn were to experience a material adverse effect on its gaming business, financial position or results of operations, the Company’s business, financial position or results of operations could also be materially adversely affected.

The Company’s operations are also dependent on its continued licensing by state gaming commissions of its gaming tenants and operators. The loss of a license could have an adverse effect on future results of operations. Additionally, the Company is dependent on the local market in which its gaming tenants and operators operate for a significant number of its patrons and revenues. If economic conditions in these areas deteriorate or additional gaming licenses are awarded in these markets, the Company’s results of operations could be adversely affected. Furthermore, the Company is dependent upon a stable gaming tax structure in the locations that its gaming tenants and operators operate in. Any change in the tax structure could have an adverse effect on future results of operations.

4. Real Estate Investments

Real estate investments, net, represents investments in 19 properties and is summarized as follows:

December 31,	2013	2012
	(in thousands)
Land and improvements	$382,581	$—
Building and improvements	2,050,533	—
Construction in progress	61,677	—
Total property and equipment	2,494,791	—
Less accumulated depreciation	(484,488)	—
Property and equipment, net	$2,010,303	$—

In connection with the Spin-Off, Penn contributed $1.96 billion of real estate investments, net of accumulated depreciation which was recorded at Penn’s historical carrying value. Construction in progress primarily represents two development projects which the Company is responsible for the real estate construction costs, namely Hollywood at Dayton Raceway and Hollywood at Mahoning Valley Race Track which Penn anticipates opening in the fall of 2014.

5. Property and Equipment used in operations

Property and equipment used in operations, net, consists of the following:

December 31,	2013	2012
	(in thousands)
Land and improvements	$27,586	$28,193
Building and improvements	115,888	109,248
Furniture, fixtures, and equipment	101,288	76,088
Construction in progress	203	87
Total property and equipment	244,965	213,616
Less accumulated depreciation	(105,844)	(94,662)
Property and equipment, net	$139,121	$118,954

6. Long-term Debt

Long-term debt is as follows:

December 31,	2013
(in thousands)
Senior unsecured credit facility	$300,000
$550 million 4.375% senior notes due November 2018	550,000
$1,000 million 4.875% senior notes due November 2020	1,000,000
$500 million 5.375% senior notes due November 2023	500,000
$2,350,000

The following is a schedule of future minimum repayments of long-term debt as of December 31, 2013 (in thousands):

2014	$—
2015	—
2016	—
2017	—
2018	850,000
Thereafter	1,500,000
Total minimum payments	$2,350,000

On October 28, 2013, GLP Capital entered into a new five year senior unsecured credit facility (the “Credit Facility”), consisting of a $700 million revolving credit facility and a $300 million Term Loan A facility. The interest rates payable on the loans are, at our option, equal to either a LIBOR rate or a base rate plus an applicable margin, which ranges from 1.0% to 2.0% per annum for LIBOR loans and 0.0% to 1.0% per annum for base rate loans, in each case, depending on the credit ratings assigned to the Credit Facility. At December 31, 2013, the applicable margin was 1.75% for LIBOR loans and 0.75% for base rate loans, which was reduced to 1.50% and 0.50%, respectively, in the first quarter of 2014. See Note 15 for further details. In addition, the Company is required to pay a commitment fee on the unused portion of the commitments under the revolving facility at a rate that ranges from 0.15% to 0.35% per annum, depending on the credit ratings assigned to the Credit Facility. At December 31, 2013, the commitment fee rate was 0.30%, which was reduced to 0.25% in the first quarter of 2014. GLP Capital is not required to repay any loans under the Credit Facility prior to maturity on October 28, 2018. GLP Capital may prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, subject to reimbursement of any LIBOR breakage costs of the lenders. The Credit Facility is guaranteed by GLPI.

The Company’s Credit Facility had a gross outstanding balance of $300 million at December 31, 2013, consisting of the $300 million Term Loan A facility. No balances were outstanding on the revolving credit facility at December 31, 2013.

The Credit Facility contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of GLPI and its subsidiaries, to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations or pay certain dividends and other restricted payments. The Credit Facility contains the following financial covenants, which are measured quarterly on a trailing four-quarter basis: a maximum total debt to total asset value ratio, a maximum senior secured debt to total asset value ratio, a maximum ratio of certain recourse debt to unencumbered asset value and a minimum fixed charge coverage ratio. In addition, GLPI is required to maintain a minimum tangible net worth. GLPI is required to maintain its status as a REIT on and after the effective date of its election to be treated as a REIT, which election GLPI intends to make on its U.S. federal income tax return for its first full fiscal year following the Spin-Off. GLPI is permitted to pay dividends to its shareholders as may be required in order to maintain REIT status, subject to the absence of payment or bankruptcy defaults. GLPI is also permitted to make other dividends and distributions subject to pro forma compliance with the financial covenants and the absence of defaults. The Credit Facility also contains certain customary affirmative covenants and events of default. Such events of default include the occurrence of a change of control and termination of the Master Lease (subject to certain replacement rights). The occurrence and continuance of an event of default under the Credit Facility will enable the lenders under the Credit Facility to accelerate the loans, and terminate the commitments, thereunder.

On October 30 and 31, 2013, the Company completed offerings of $2,050 million aggregate principal amount of three series of new senior notes issued by two of GLPI’s wholly-owned subsidiaries (the “Issuers”): $550 million of 4.375% Senior Notes due 2018 (the “2018 Notes”); $1,000 million of 4.875% Senior Notes due 2020 (the “2020 Notes”); and $500 million of 5.375% Senior Notes due 2023 (the “2023 Notes,” and collectively with the 2018 Notes and the 2020 Notes, the “Notes”). The 2018 Notes mature on November 1, 2018 and bear interest at a rate of 4.375% per year. The 2020 Notes mature on November 1, 2020 and bear interest at a rate of 4.875% per year. The 2023 Notes mature on November 1, 2023 and bear interest at a rate of 5.375% per year. Interest on the Notes is payable on May 1 and November 1 of each year, beginning on May 1, 2014.

The Company may redeem the Notes of any series at any time, and from time to time, at a redemption price of 100% of the principal amount of the Notes redeemed, plus a “make-whole” redemption premium described in the indenture governing the Notes, together with accrued and unpaid interest to, but not including, the redemption date, except that if Notes of a series are redeemed 90 or fewer days prior to their maturity, the redemption price will be 100% of the principal amount of the Notes redeemed, together with accrued and unpaid interest to, but not including, the redemption date. If GLPI experiences a change of control accompanied by a decline in the credit rating of the Notes of a particular series, the Company will be required to give holders of the Notes of such series the opportunity to sell their Notes of such series at a price equal to 101% of the principal amount of the Notes of such series, together with accrued and unpaid interest to, but not including, the repurchase date. The Notes also are subject to mandatory redemption requirements imposed by gaming laws and regulations.

The Notes are guaranteed on a senior unsecured basis by GLPI. The Notes are the Issuers’ senior unsecured obligations and rank pari passu in right of payment with all of the Issuers’ senior indebtedness, including the Credit Facility, and senior in right of payment to all of the Issuers’ subordinated indebtedness, without giving effect to collateral arrangements.

The Notes contain covenants limiting the Issuers’ ability to: incur additional debt and use their assets to secure debt; merge or consolidate with another company; and make certain amendments to the Master Lease. The Notes also require the Issuers to maintain a specified ratio of unencumbered assets to unsecured debt. These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

GLPI used the proceeds of the 2018 Notes and the 2023 Notes, together with borrowings under the Credit Facility, to make distributions directly or indirectly, to Penn in partial exchange for the contribution of real property assets to GLPI in connection with the Spin-Off and to pay related fees and expenses. A portion of the net proceeds from the 2020 Notes was used to repay certain amounts drawn under the revolving portion of the Credit Facility and the remaining net proceeds were used to fund the Purging Distribution by GLPI of accumulated earnings and profits on its real property assets in order to comply with certain REIT qualification requirements. The proceeds of additional revolving loans under the Credit Facility will be used for working capital, to fund permitted dividends, distributions and acquisitions, for general corporate purposes and for any other purpose not prohibited by the documentation governing the Credit Facility.

At December 31, 2013, the Company was in compliance with all required financial covenants.

7. Commitments and Contingencies

Litigation

Pursuant to a Separation and Distribution Agreement between Penn and GLPI, any liability arising from or relating to legal proceedings involving the businesses and operations of Penn’s real property holdings prior to the Spin-Off (other than any liability arising from or relating to legal proceedings where the dispute arises from the operation or ownership of the TRS Properties) will be retained by Penn and Penn will indemnify GLPI (and its subsidiaries, directors, officers, employees and agents and certain other related parties) against any losses it may incur arising from or relating to such legal proceedings.

The Company is subject to various legal and administrative proceedings relating to personal injuries, employment matters, commercial transactions, and other matters arising in the normal course of business. The Company does not believe that the final outcome of these matters will have a material adverse effect on the Company’s consolidated financial position or results of operations. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming, and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact the Company’s financial condition or results of operations. Further, no assurance can be given that the amount or scope of existing insurance coverage will be sufficient to cover losses arising from such matters.

Operating Lease Commitments

As part of the Spin-Off, Penn assigned to GLPI various leases on the property acquired in connection with the Spin-Off. The following is a description of some of the more significant lease contracts that Penn assigned to GLPI. Total rental expense under these agreements was $0.4 million for the year ended December 31, 2013 (which covers the period subsequent to the Spin-Off date).

One of Penn’s subsidiaries entered into a lease agreement for the land utilized in connection with the operations of a casino in Biloxi, Mississippi. The lease commenced March 3, 1994 and is for a term of 99 years. The annual rental payments are increased every 5 years by fifteen percent and will be $0.2 million for 2014. The next reset period is in March 2014.

One of Penn’s subsidiaries entered into a lease agreement for the land utilized in connection with the operations of a casino in Tunica, Mississippi. The lease commenced on October 11, 1993 with a five year initial term and nine five year renewals at the tenant’s option. The lease agreement has an annual fixed rent provision, as well as an annual revenue-sharing provisions, which is equal to the result obtained by subtracting the fixed rent provision from 4% of gross revenues.

One of Penn’s subsidiaries has an operating lease with the City of Bangor which covers the permanent casino facility that opened on July 1, 2008. Under the lease agreement, there is a fixed rent provision which GLPI is responsible for which totals $0.1 million per year. The final term of the lease, which commenced with the opening of the permanent facility, is for an initial term of fifteen years, with three ten-year renewal options.

The future minimum lease commitments relating to the base lease rent portion of noncancelable operating leases at December 31, 2013 are as follows (in thousands):

Year ending December 31,
2014	$1,013
2015	314
2016	302
2017	316
2018	334
Thereafter	44,178
Total	$46,457

In addition, for the TRS Properties, the Company is liable under numerous operating leases for equipment and other miscellaneous assets, which expire at various dates through 2015. Total rental expense under these agreements was $1.4 million, $1.6 million and $1.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Capital Expenditure Commitments

The Company’s current construction program for 2014 calls for capital expenditures of approximately $137.4 million, of which the Company was contractually committed to spend approximately $34.5 million at December 31, 2013, related to the two Ohio racetracks scheduled to be opened in the fall of 2014.

Additionally, as part of the Spin-Off, GLPI is committed to fund certain projects in development at Penn, including a new gaming and entertainment destination in Philadelphia, PA and an integrated racing and gaming facility in Lawrence County, near Pittsburgh (the last of the Category 1 sites in Pennsylvania). If Penn is selected for both of these projects, GLPI would provide real estate financing in the form of a loan or lease up to $418.5 million for these two projects.

Purchase obligations

The Company has obligations to purchase various goods and services totaling $1.4 million at December 31, 2013, of which $1.1 million will be incurred in 2014.

Employee Benefit Plans

The Company maintains a profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended, which covers all eligible employees. The plan enables participating employees to defer a portion of their salary in a retirement fund to be administered by the Company. The Company makes a discretionary match contribution of 50% of employees’ elective salary deferrals, up to a maximum of 6% of eligible employee compensation. The matching contributions for the profit-sharing plan for all years ended December 31, 2013, 2012 and 2011 were $0.2 million.

The Company maintains a non-qualified deferred compensation plan that covers most management and other highly-compensated employees. The plan allows the participants to defer, on a pre-tax basis, a portion of their base annual salary and/or their annual bonus, and earn tax-deferred earnings on these deferrals. The plan also provides for matching Company contributions that vest over a five-year period. The Company has established a Trust, and transfers to the Trust, on a periodic basis, an amount necessary to provide for its respective future liabilities with respect to participant deferral and Company contribution amounts. The Company’s matching contributions for the non-qualified deferred compensation plan for the years ended December 31, 2013, 2012 and 2011 were $0.3 million, $0.1 million and $0.1 million, respectively. The Company’s deferred compensation liability, which was included in other current liabilities within the consolidated balance sheet, was $12.8 million at December 31, 2013 and relates primarily to balances contributed to use as part of the Spin-Off related to our executive officers that were previously employed by Penn.

Labor Agreements

Some of Hollywood Casino Perryville’s employees are currently represented by labor unions. The Seafarers Entertainment and Allied Trade Union represents 128 of Hollywood Casino Perryville’s employees under an agreement that expires in February 2020. Additionally, Local No. 27 United Food and Commercial Workers and United Industrial Service Transportation Professional and Government Workers of North America represent certain employees under collective bargaining agreements that expire in 2020, neither of which represents more than 50 of Hollywood Casino Perryville’s employees. If the Company fails to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on Hollywood Casino Perryville’s business, financial condition and results of operations. There can be no assurance that Hollywood Casino Perryville will be able to maintain these agreements.

8. Income Taxes

Deferred tax assets and liabilities are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years. The components of the Company’s deferred tax assets and liabilities are as follows:

Year ended December 31,	2013	2012
	(in thousands)
Deferred tax assets:
Accrued expenses	$2,228	$2,859
Net deferred tax assets	2,228	2,859
Deferred tax liabilities:
Property, plant and equipment	(3,459)	(7,840)
Intangibles	(823)	(577)
Net deferred tax liabilities	(4,282)	(8,417)
Net:	$(2,054)	$(5,558)

The provision for income taxes charged to operations for years ended December 31, 2013, 2012 and 2011 was as follows:

Year ended December 31,	2013	2012	2011
	(in thousands)
Current tax expense
Federal	$19,429	$12,216	$21,048
State	3,513	2,303	4,341
Total current	22,942	14,519	25,389
Deferred tax (benefit) expense
Federal	(7,624)	64	(6,780)
State	1,978	(152)	266
Total deferred	(5,646)	(88)	(6,514)
Total provision	$17,296	$14,431	$18,875

The following tables reconcile the statutory federal income tax rate to the actual effective income tax rate for the years ended December 31, 2013, 2012 and 2011:

Year ended December 31,	2013	2012	2011
Percent of pretax income
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income taxes	10.4%	3.0%	6.6%
Nondeductible transaction costs	7.5%	0.0%	0.0%
REIT conversion benefit	(5.3)%	0.0%	0.0%
Other permanent differences	(0.8)%	0.1%	0.2%
Other miscellaneous items	(0.2)%	0.5%	(0.4)%
	46.6%	38.6%	41.4%

Year ended December 31,	2013	2012	2011
	(in thousands)
Amount based upon pretax income
U.S. federal statutory income tax	$12,994	$13,073	$15,945
State and local income taxes	3,840	1,126	3,016
Nondeductible transaction costs	2,793	—	—
REIT conversion benefit	(1,959)	—	—
Permanent differences	(268)	30	72
Other miscellaneous items	(104)	202	(158)
	$17,296	$14,431	$18,875

9. Dividends

On February 18, 2014, GLPI made the Purging Distribution of $1.05 billion, of which approximately $210.0 million was made in cash with the remainder in GLPI common stock to distribute the accumulated earnings and profits related to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off. In addition, on February 18, 2014, the Company’s Board of Directors declared its first quarterly dividend. Shareholders of record on March 7, 2014 will receive $0.52 per common share, payable on March 28, 2014. See Note 15 for further details.

10. Stock-Based Compensation

The Company can issue up to 5,147,059 shares of Common Stock under the 2013 Long Term Incentive Compensation Plan (the “2013 Plan”) that was approved by shareholders on October 23, 2013. The 2013 Plan provides for the Company to issue stock options (incentive and/or non-qualified), stock appreciation rights, restricted stock awards, phantom stock units and other equity or cash based awards to employees. Any director, employee or consultant shall be eligible to receive such awards. No awards were granted under the 2013 Plan as of December 31, 2013.

In connection with the Spin-Off of GLPI, employee stock options and cash settled stock appreciation rights of Penn were converted through the issuance of GLPI employee stock options and GLPI cash settled stock appreciation rights and an adjustment to the exercise prices of their Penn awards. The number of options and cash settled stock appreciation rights, subject to and the exercise price of each converted award was adjusted to preserve the same intrinsic value of the awards that existed immediately prior to the Spin-Off. These awards are not counted against the 2013 Plan limit mentioned above.

Holders of outstanding restricted stock awards and cash settled phantom stock unit awards received an additional share of restricted stock or cash settled phantom stock unit awards in GLPI common stock at the Spin-Off so that the intrinsic value of these awards were equivalent to those that existed immediately prior to the Spin-Off.

The unrecognized compensation at the time of the Spin-Off related to both Penn and GLPI’s stock options and restricted stock awards held by GLPI employees will be amortized to expense over the awards’ remaining vesting periods. As of December 31, 2013, there was $6.8 million and $4.7 million of total unrecognized compensation cost for stock options and restricted stock awards, respectively, that will be recognized over the grants remaining weighted average vesting period of 1.68 years and 3.05 years, respectively. For the year ended December 31, 2013, the Company recognized $1.6 million of compensation expense associated with these awards.

The following tables contain information on stock options issued and outstanding for the year ended December 31, 2013 as well as restricted shares:

	Number of Option Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2012	—	$—
Options transferred on Spin-Off date	10,396,889	24.35
Exercised	(57,811)	24.75
Canceled	(625)	20.85
Outstanding at December 31, 2013	10,338,453	$24.34	3.15	$270,222

	Exercise Price Range			Total
	$9.32 to $22.41	$22.90 to $29.10	$29.19 to $47.40	$9.32 to $47.40
Outstanding options
Number outstanding	4,049,443	3,555,573	2,733,437	10,338,453
Weighted-average remaining contractual life (years)	1.94	3.69	4.16	3.15
Weighted-average exercise price	$19.54	$25.16	$30.41	$24.34
Exercisable options
Number outstanding	3,621,045	2,805,381	1,504,710	7,931,136
Weighted-average exercise price	$19.38	$24.68	$31.36	$23.53

Number of Award Shares
Outstanding at December 31, 2012	—
Amounts transferred in connection with Spin-Off	419,067
Released	—
Canceled	—
Outstanding at December 31, 2013	419,067

The Company had 7,931,136 stock options that were exercisable at December 31, 2013 with a weighted average exercise price of $23.53 which had an intrinsic value of $213.8 million. The aggregate intrinsic value of stock options exercised during 2013 was $1.3 million. The Company issues new authorized common shares to satisfy stock option exercises and plans to do the same for restricted stock lapses once they occur.

Additionally, there was $9.4 million of total unrecognized compensation cost at December 31, 2013, which will be recognized over the awards remaining weighted average vesting period of 2.55 years, for Penn and GLPI PSUs held by GLPI employees that will be cash-settled by GLPI. For the year ended December 31, 2013, the Company recognized $1.2 million of compensation expense associated with these awards.

In addition, there was $0.5 million of total unrecognized compensation cost at December 31, 2013, which will be recognized over the grants remaining weighted average vesting period of 1.84 years, for Penn and GLPI SARs held by GLPI employees that will be cash-settled by GLPI. For the year ended December 31, 2013, the Company recognized $0.2 million of compensation expense associated with these awards.

See Note 15 for a discussion on the impact of the Purging Distribution on the Company’s compensation awards.

11. Segment Information

The following tables present certain information with respect to the Company’s segments. Intersegment revenues between the Company’s segments were not material in any of the periods presented below.

	GLP Capital(1)	TRS Properties	Total
	(in thousands)
For the year ended December 31, 2013
Net revenues	$76,557	$165,572	$242,129
Income from operations	34,333	26,249	60,582
Interest expense	19,254	—	19,254
Income from operations before income taxes	15,079	22,047	37,126
Income tax provision	8,467	8,829	17,296
Net income	6,612	13,218	19,830
Depreciation	14,896	14,027	28,923
Capital expenditures	13,042	3,386	16,428
For the year ended December 31, 2012
Net revenues	$—	$210,643	$210,643
Income from operations	—	43,668	43,668
Interest expense	—	—	—
Income from operations before income taxes	—	37,350	37,350
Income tax provision	—	14,431	14,431
Net income	—	22,919	22,919
Depreciation	—	14,090	14,090
Capital expenditures	—	5,190	5,190
For the year ended December 31, 2011
Net revenues	$—	$231,884	$231,884
Income from operations	—	52,513	52,513
Interest expense	—	—	—
Income from operations before income taxes	—	45,559	45,559
Income tax provision	—	18,875	18,875
Net income	—	26,684	26,684
Depreciation	—	14,568	14,568
Capital expenditures	—	8,288	8,288
Balance sheet at December 31, 2013
Total assets	2,379,243	229,996	2,609,239
Balance sheet at December 31, 2012
Total assets	—	267,075	267,075

(1)                                 GLP Capital operations commenced November 1, 2013 in connection with the Spin-Off. For the year ended December 31, 2013, all revenues in the GLP Capital segment were attributable from Penn under the terms of the Master Lease. Results included transaction costs associated with the Spin-Off of $13.5 million.

12. Summarized Quarterly Data (Unaudited)

The following table summarizes the quarterly results of operations for the years ended December 31, 2013 and 2012:

	Fiscal Quarter
	First	Second	Third	Fourth
	(in thousands, except per share data)
2013
Net revenues	$42,648	$46,072	$39,633	$113,776
Income from operations	6,811	9,090	5,665	39,016
Net income	3,216	4,699	2,681	9,234
Earnings per common share:
Basic earnings per common share	$0.04	$0.04	$0.02	$0.08
Diluted earnings per common share	$0.03	$0.04	$0.02	$0.08
2012
Net revenues	$66,909	$60,252	$45,823	$37,659
Income from operations	16,507	14,472	8,155	4,534
Net income	8,665	7,618	4,530	2,106
Earnings per common share:
Basic earnings per common share	$0.08	$0.07	$0.04	$0.02
Diluted earnings per common share	$0.07	$0.07	$0.04	$0.02

During the fourth quarter of 2013, the Company had rental revenue related to the Master Lease, which became effective November 1, 2013, of $76.6 million.

During the fourth quarter of 2013, the Company incurred transaction costs of $13.5 million associated with the Spin-Off.

During the fourth quarter of 2013, the Company incurred depreciation expense of $14.8 million related to the real property assets transferred to GLPI as part of the Spin-Off.

In October 2013, GLP Capital entered into a new five year senior unsecured credit facility and completed offerings of $2,050 million aggregate principal amount of new senior notes. During the fourth quarter of 2013, the Company incurred interest expense of $19.3 million related to its new borrowings.

13. Pre-Spin Transactions with Penn

Before the Spin-Off, Hollywood Casino Baton Rouge and Hollywood Casino Perryville had a corporate overhead assessment with Penn, whereby Penn provided various management services in consideration of a management fee equal to 3% of net revenues. The Company incurred and paid management fees of $4.2 million, $6.3 million and $7.0 million for the years ended December 31, 2013 (before the Spin-Off), 2012 and 2011, respectively. In connection with the completion of the Spin-Off, the management fee agreements between Penn and Hollywood Casino Baton Rouge and Hollywood Casino Perryville were terminated.

Hollywood Casino Baton Rouge and Hollywood Casino Perryville had cumulative net advances of $43.3 million at December 31, 2012. The advances were the result of operating cash flows generated by Hollywood Casino Baton Rouge and Hollywood Casino Perryville in excess of intercompany allocations such as the management fee agreement. As part of the Spin-Off, these amounts were forgiven.

14. Supplemental Disclosures of Cash Flow Information

Prior to the Spin-Off, the Company’s Hollywood Casino Baton Rouge and Hollywood Casino Perryville paid no federal income taxes directly to tax authorities and instead settled all intercompany balances with Penn. These settlements included, among other things, the share of the income taxes allocated by Penn to Hollywood Casino Baton Rouge and Hollywood Casino Perryville. The amounts paid to Penn for Hollywood Casino Baton Rouge and Hollywood Casino Perryville’s allocated share of federal income taxes was $9.4 million, $13.2 million and $15.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Their first federal income taxes payment directly to tax authorities will occur in early 2014. Hollywood Casino Baton Rouge and Hollywood Casino Perryville made state income tax payments directly to the state authorities of $1.6 million, $2.8 million and $3.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Cash paid for interest was $0.8 million for the year ended December 31, 2013 and no interest was paid for the years ended December 31, 2012 and 2011.

15. Subsequent Events

In January 2014, the Company completed the acquisition of the real estate assets associated with the Casino Queen in East St. Louis, Illinois for $140 million. Simultaneously with the acquisition, GLPI also provided Casino Queen with a $43 million, five year term loan at 7% interest, pre-payable at any time, which, together with the sale proceeds, completely refinanced and retired all of Casino Queen’s outstanding long-term debt obligations. GLPI leased the property back to Casino Queen on a triple net basis for approximately $14 million in rent per year. The initial lease term is 15 years, with an option to renew for four successive five year terms.

Upon the declaration of the Purging Distribution, GLPI options and GLPI SARs were adjusted in a manner that preserved both the pre-distribution intrinsic value of the options and SARs and the pre-distribution ratio of the stock price to exercise price that existed immediately before the Purging Distribution. Additionally, upon declaration of the Purging Distribution, holders of GLPI PSUs were credited with the special dividend, which will accrue and be paid, if applicable, on the vesting date of the related PSU. Holders of GLPI restricted stock will be entitled to receive the special dividend with respect to such restricted stock on the same date or dates that the special dividend is payable on GLPI common stock to shareholders of GLPI generally.

On February 18, 2014, GLPI made the Purging Distribution, which totaled $1.05 billion and was comprised of cash and GLPI common stock, to distribute the accumulated earnings and profits related to the real property assets and attributable to any pre-REIT years, including any earnings and profits allocated to GLPI in connection with the Spin-Off. Shareholders were given the option to elect either an all-cash or all-stock dividend, subject to a total cash limitation of $210 million. Of the 88,691,827 shares of common stock outstanding on the record date, approximately 54.3% elected the cash distribution and approximately 45.7% elected a stock distribution or made no election. Shareholders electing cash received $4.358049 plus 0.195747 additional GLPI shares per common share held on the record date. Shareholders electing stock received 0.309784 additional GLPI shares per common share held on the record date. Stock dividends were paid based on the volume weighted average price for the three trading days ended February 13, 2014 of $38.2162 per share. Approximately 22.0 million shares were issued in connection with this dividend payment.

Additionally, on February 18, 2014, the Company’s Board of Directors declared its first quarterly dividend of $0.52 per common share payable on March 28, 2014 to shareholders of record on March 7, 2014.

In the first quarter of 2014, the applicable margin for LIBOR loans and base rate loans was reduced to 1.50% and 0.50%, respectively, and the commitment fee rate on the unused portion of the commitments under the revolving facility was reduced to 0.25%.

16.  Supplementary Condensed Consolidating Financial Information of Parent Guarantor and Subsidiary Issuers

GLPI guarantees the 2018 Notes, the 2020 Notes and the 2023 Notes issued by its subsidiaries, GLP Capital, L.P. and GLP Financing II, Inc. Each of the subsidiary issuers is 100% owned by GLPI. The guarantees of GLPI are full and unconditional. GLPI is not subject to any material or significant restrictions on its ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries, except as provided by applicable law. No subsidiaries of GLPI guarantee the Notes.

Summarized financial information for the years ended December 31, 2013, 2012 and 2011 for GLPI as the parent guarantor, for GLP Capital, L.P. and GLP Financing II, Inc. as the subsidiary issuers and the other subsidiary non-issuers is presented below.

			Other
	Parent	Subsidiary	Subsidiary
	Guarantor	Issuers	Non-Issuers	Eliminations	Consolidated
	(in thousands)
At December 31, 2013
Condensed Consolidating Balance Sheet
Real estate investments, net	$—	$2,010,303	$—	$—	$2,010,303
Intercompany transactions and investment in subsidiaries	104,391	208,739	308,157	(621,287)	—
Other	83,083	285,514	229,996	343	598,936
Total assets	$187,474	$2,504,556	$538,153	$(620,944)	$2,609,239

Other liabilities	$45,045	$47,906	$23,516	$343	$116,810
Intercompany debt	—	—	—	—	—
Long-term debt	—	2,350,000	—	—	2,350,000
Total shareholders’ equity	142,429	106,650	514,637	(621,287)	142,429
Total liabilities and shareholders’ equity	$187,474	$2,504,556	$538,153	$(620,944)	$2,609,239

Year Ended December 31, 2013
Condensed Consolidating Statement of Operations
Net revenues	$—	$76,557	$165,572	$—	$242,129
Operating expenses	19,800	22,424	139,323	—	181,547
Income (loss) from operations	(19,800)	54,133	26,249	—	60,582
Other income (expenses)
Intercompany dividends and interest	68,955		68,955	(137,910)	—
Other income (expenses)	—	(19,254)	(4,202)	—	(23,456)
Total other income (expenses)	68,955	(19,254)	64,753	(137,910)	(23,456)
Net income (loss) before income taxes	49,155	34,879	91,002	(137,910)	37,126
Taxes on income	643	7,824	8,829	—	17,296
Net income (loss)	$48,512	$27,055	$82,173	$(137,910)	$19,830

Year Ended December 31, 2013
Condensed Consolidating Statement of Cash Flows
Net cash provided by (used in) operating activities	$68,082	$(81,887)	$94,437	$—	$80,632
Net cash used in investing activities	(5,562)	(7,480)	(3,233)	—	(16,275)
Net cash (used in) provided by financing activities	(19,719)	310,463	(84,442)	—	206,302
Net increase in cash and cash equivalents	42,801	221,096	6,762	—	270,659
Cash and cash equivalents at beginning of year	—	—	14,562	—	14,562
Cash and cash equivalents at end of year	$42,801	$221,096	$21,324	$—	$285,221

			Other
	Parent	Subsidiary	Subsidiary
	Guarantor	Issuers	Non-Issuers	Eliminations	Consolidated
	(in thousands)
At December 31, 2012
Condensed Consolidating Balance Sheet
Total real estate assets	$—	$—	$—	$—	$—
Total other assets	—	—	267,075	—	267,075
Total assets	$—	$—	$267,075	$—	$267,075

Total other liabilities	$—	$—	$30,745	$—	$30,745
Total long-term debt	—	—	—	—	—
Total shareholders’ equity	—	—	236,330	—	236,330
Total liabilities and shareholders’ equity	$—	$—	$267,075	$—	$267,075

Year Ended December 31, 2012
Condensed Consolidating Statement of Operations
Net revenues	$—	$—	$210,643	$—	$210,643
Total operating expenses	—	—	166,975	—	$166,975
Income from operations	—	—	43,668	—	43,668
Other income (expenses)	—	—	(6,318)	—	$(6,318)
Net income before income taxes	—	—	37,350	—	$37,350
Taxes on income	—	—	14,431	—	$14,431
Net income	$—	$—	$22,919	$—	$22,919

Year Ended December 31, 2012
Condensed Consolidating Statement of Cash Flows
Net cash provided by operating activities	$—	$—	$26,744	$—	$26,744
Net cash used in investing activities	—	—	(4,810)	—	(4,810)
Net cash used in financing activities	—	—	(24,518)	—	(24,518)
Net decrease in cash and cash equivalents	—	—	(2,584)	—	(2,584)
Cash and cash equivalents at beginning of year	—	—	17,146	—	17,146
Cash and cash equivalents at end of year	$—	$—	$14,562	$—	$14,562

			Other
	Parent	Subsidiary	Subsidiary
	Guarantor	Issuers	Non-Issuers	Eliminations	Consolidated
	(in thousands)
Year ended December 31, 2011
Condensed Consolidating Statement of Operations
Net revenues	$—	$—	$231,884	$—	$231,884
Total operating expenses	—	—	179,371	—	$179,371
Income from operations	—	—	52,513	—	52,513
Other income (expenses)	—	—	(6,954)	—	$(6,954)
Net income before income taxes	—	—	45,559	—	$45,559
Taxes on income	—	—	18,875	—	$18,875
Net income	$—	$—	$26,684	$—	$26,684

Year ended December 31, 2011
Condensed Consolidating Statement of Cash Flows
Net cash provided by operating activities	$—	$—	$56,840	$—	$56,840
Net cash used in investing activities	—	—	(8,171)	—	(8,171)
Net cash used in financing activities	—	—	(50,436)	—	(50,436)
Net decrease in cash and cash equivalents	—	—	(1,767)	—	(1,767)
Cash and cash equivalents at beginning of year	—	—	18,913	—	18,913
Cash and cash equivalents at end of year	$—	$—	$17,146	$—	$17,146

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

December 31, 2013

(in thousands)

			Initial Cost to Company			Cost Capitalized	Gross Amount at which Carried at Close of Period				Original Date of		Life on which Depreciation in Latest Income
Description	Location	Ownership Percentage	Land	Building/ Improvements	Total	Subsequent to Acquisition	Land	Building/ Improvements	Total(1)	Accumulated Depreciation	Construction / Renovation	Date Acquired	Statement is Computed(2)
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	100%	$15,251	$342,393	$357,644	$—	$15,251	$342,393	$357,644	$71,978	1997/2009	11/1/2013	31
Hollywood Casino Aurora	Aurora, IL	100%	4,937	98,379	103,316	—	4,937	98,379	103,316	44,796	1993/2002/2012	11/1/2013	30
Hollywood Casino Joliet	Joliet, IL	100%	19,214	101,104	120,318	—	19,214	101,104	120,318	33,380	1992/2003/2010	11/1/2013	31
Argosy Casino Alton	Alton, IL	100%	—	6,462	6,462	—	—	6,462	6,462	3,411	1991/1999	11/1/2013	31
Hollywood Casino Toledo	Toledo, OH	100%	12,003	144,094	156,097	—	12,003	144,094	156,097	8,440	2012	11/1/2013	31
Hollywood Casino Columbus	Columbus, OH	100%	38,240	188,543	226,783	62	38,266	188,579	226,845	8,629	2012	11/1/2013	31
Hollywood Casino at Charles Town Races	Charles Town, WV	100%	35,102	233,069	268,171	—	35,102	233,069	268,171	84,897	1997/2010	11/1/2013	31
Hollywood Casino at Penn National Race Course	Grantville, PA	100%	25,500	161,810	187,310	—	25,500	161,810	187,310	41,299	2008/2010	11/1/2013	31
M Resort	Henderson, NV	100%	66,104	126,689	192,793	—	66,104	126,689	192,793	11,709	2009/2012	11/1/2013	30
Hollywood Casino Bangor	Bangor, ME	100%	12,883	84,257	97,140	—	12,883	84,257	97,140	16,621	2008/2012	11/1/2013	31
Zia Park Casino	Hobbs, NM	100%	9,313	38,947	48,260	—	9,313	38,947	48,260	11,145	2005	11/1/2013	31
Hollywood Casino Bay St. Louis	Bay St. Louis, MS	100%	59,388	87,352	146,740	—	59,388	87,352	146,740	32,897	1992/2006/2011	11/1/2013	40
Argosy Casino Riverside	Riverside, MO	100%	23,468	143,301	166,769	—	23,468	143,301	166,769	38,387	1994/2007	11/1/2013	37
Hollywood Casino Tunica	Tunica, MS	100%	4,634	42,031	46,665	—	4,634	42,031	46,665	18,781	1994/2012	11/1/2013	31
Boomtown Biloxi	Biloxi, MS	100%	3,423	63,083	66,506	—	3,423	63,083	66,506	30,720	1994/2006	11/1/2013	15
Argosy Casino Sioux City	Sioux City, IA	100%	3	11,920	11,923	—	3	11,920	11,923	11,148	1993/2004	11/1/2013	8
Hollywood Casino St. Louis	Maryland Heights, MO	100%	44,198	177,063	221,261	—	44,198	177,063	221,261	16,250	1997/2013	11/1/2013	13
Hollywood at Dayton Raceway	Dayton, OH	100%	3,211	—	3,211	—	3,211	—	3,211	—	N/A	11/1/2013	N/A
Hollywood at Mahoning Valley Race Track	Youngstown, OH	100%	5,683	—	5,683	—	5,683	—	5,683	—	N/A	11/1/2013	N/A
			$382,555	$2,050,497	$2,433,052	$62	$382,581	$2,050,533	$2,433,114	$484,488

(1)                                     The total cost for federal income tax purposes of the properties listed above was $2.44 billion.

(2)                                     Estimated useful lives range from 1 to 41 years.

Real Estate:
Balance at the beginning of the period	$—
Amounts contributed from Spin-Off	2,433,052
Improvements	62
Balance at the end of the year	$2,433,114
Accumulated Depreciation:
Balance at the beginning of the period	$—
Amounts contributed from Spin-Off	(469,666)
Depreciation expense	(14,822)
Balance at the end of the year	$(484,488)